Exhibit 23.5

CONSENT OF QUALIFIED PERSON

Optimize Group Inc. hereby consents to the incorporation by reference of Sections 1.7, 12, 13.3 to 13.5, 15.7, 22.5 and 23.1.4 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2022 (the “Technical Report Summary”) in this Registration Statement on Form S-8 and any and all amendments and supplements thereto (the “Registration Statement”) of NioCorp Developments Ltd. (the “Company”).

Optimize Group Inc. also consents to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary.

Optimize Group Inc. also consents to any extracts from or a summary of the Covered Sections in the Registration Statement (the “Disclosure”).

Optimize Group Inc. certifies that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 29th day of September 2025 at Toronto, Ontario, Canada.

/s/ Gavin Clow
Gavin Clow, P.Eng. Mining Manager - Canada Optimize Group Inc.